Exhibit 99.1

Akorn Announces the Approval and Launch of Generic Vancocin®

LAKE FOREST, Ill.--(BUSINESS WIRE)--April 10, 2012--Akorn, Inc. (NASDAQ: AKRX), a niche specialty pharmaceutical company, today announced that it has launched Vancomycin Hydrochloride USP 125mg and 250mg capsules, the generic version of ViroPharma’s Vancocin®, which is indicated for the treatment of Clostridium difficile-associated diarrhea (CDAD). Vancocin® is also used for the treatment of enterocolitis caused by Staphylococcus aureus including methicillin-resistant strains.

According to IMS Health, Vancocin® 125mg and 250mg had combined sales of approximately $328 million in the U.S. for the twelve months ended December 31, 2011. Akorn has begun shipping its U.S. Food and Drug Administration (FDA) approved generic version in both strengths in a 20 capsule pack size.

About Akorn, Inc.

Akorn, Inc. is a niche specialty pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois, Somerset, New Jersey, and Paonta Sahib, India where the Company manufactures ophthalmic and injectable pharmaceuticals. Additional information is available on the Company’s website at www.akorn.com.

Forward Looking Statement

This press release includes statements that may constitute "forward-looking statements", including projections of certain measures of Akorn's results of operations, projections of certain charges and expenses, and other statements regarding Akorn's goals, regulatory approvals and strategy. Akorn cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Factors that could cause or contribute to such differences include, but are not limited to: statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.

CONTACT:
At the Company:
Akorn, Inc.
Tim Dick, Chief Financial Officer
(847) 279-6150